Exhibit 16.1



[PWC LETTERHEAD]

July 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Citigroup Fairfield Futures Fund L.P. II (Commission File No. 000-51282)

We have read the statements made by Citigroup Fairfield Futures Fund L.P. II (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Citigroup Fairfield Futures Fund L.P. II dated July 23, 2009. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP